SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                       -----------------------------------


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                               (Amendment No. 1)(1)

                                 Gevity HR, Inc.
                     (formerly known as Staff Leasing, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    374393106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 22, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|      Rule 13d-1(b)

                           [X]      Rule 13d-1(c)

                           |_|      Rule 13d-1(d)

                                       13G
------------------------------                       ---------------------------

CUSIP No. 374393106                                  Page
------------------------------                       ---------------------------

---------- ---------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           BNP Paribas SA
           94-1677765

---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) [ ]
           (b) [X]

---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

            Republic of France
--------------------------------------- --------- ------------------------------
                                        5.        SOLE VOTING POWER

              NUMBER OF                           0(2)2
               SHARES
            BENEFICIALLY
              OWNED BY
                EACH
              REPORTING
               PERSON
                WITH
                                        --------- ------------------------------
                                        6.        SHARED VOTING POWER

                                                  0
                                        --------- ------------------------------
                                        7.        SOLE DISPOSITIVE POWER

                                                  0(2)
                                        --------- ------------------------------
                                        8.        SHARED DISPOSITIVE POWER

                                                  0
--------------------------------------- --------- ------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0(2)
---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%(2)
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

                    BK
---------- ---------------------------------------------------------------------


Item 1(a). Name of Issuer:

  Gevity HR, Inc. (formerly known as Staff Leasing, Inc.)

Item 1(b). Address of Issuer's Principal Executive Offices:

  600 301 Boulevard West

  Bradenton, FL 34205

Item 2(a). Name of Person Filing:

  BNP Paribas SA

Item 2(b). Address of Principal Business Office or, if None, Residence:

  787 Seventh Avenue

  New York, NY 10019

Item 2(c). Citizenship:

  French

Item 2(d). Title of Class of Securities:

  Common Stock, $.01 par value

Item 2(e). CUSIP Number:

  374393106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1 (b), or 13d-2 (b) or (c), Check Whether the Person Filing is a: Not applicable.

         (a)    |_|    Broker or dealer registered under Section 15 of the
                       Exchange Act.

         (b)    |_|    Bank as defined in Section 3 (a) (6) of the Exchange Act.

         (c)    |_|    Insurance company as defined in Section 3 (a) (19) of the
                       Exchange Act.

         (d)    |_|    Investment company registered under Section 8 of the
                       Investment Company Act.

         (e)    |_|    An investment adviser in accordance with Rule
                       13d-1 (b) (1) (ii) (E);

         (f)    |_|    An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1 (b) (1) (ii) (F);

         (g)    |_|    A parent holding company or control person in accordance
                       with Rule 13d-1 (b) (1) (ii) (G)

         (h)    |_|    A savings association as defined in Section 3 (b) of the
                       Federal Deposit Insurance Act;

         (i)    |_|    A church plan that is excluded from the definition of an
                       investment company under Section 3 (c) (14) of the Investment Company Act;

         (j)    |_|    Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

     If this statement is filed pursuant to Rule 13d-1 (c), check this box.  [X]

Item 4.  Ownership.

         (a) Amount beneficially held:

                  0(2)

         (b) Percent of class:

                  0%(2)

         (c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote:

                  0(2)

         (ii) Shared power to vote or to direct the vote:

                  0

         (iii) Sole power to dispose or to direct the disposition of:

                  0(2)

         (iv) Shared power to dispose or to direct the disposition of:

                  0

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.



Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       13G
------------------------------                       ---------------------------

CUSIP No. 374393106                                  Page
------------------------------                       ---------------------------

---------- ---------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Paribas North America, Inc.
           13-1929559

---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) [ ]
           (b) [X]

---------- ---------------------------------------------------------------------
3.         SEC USE ONLY


---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------- --------- ------------------------------
              NUMBER OF                 5.        SOLE VOTING POWER
               SHARES
            BENEFICIALLY                                   122,700(3)
              OWNED BY
                EACH
              REPORTING
               PERSON
                WITH
                                        --------- ------------------------------
                                        6.        SHARED VOTING POWER

                                                           0

                                        --------- ------------------------------
                                        7.        SOLE DISPOSITIVE POWER

                                                           122,700(3)

                                        --------- ------------------------------
                                        8.        SHARED DISPOSITIVE POWER

                                                           0

--------------------------------------- --------- ------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    122,700(3)

---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES2
                                                                             |_|

---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.66%(4)

---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

                    CO
---------- ---------------------------------------------------------------------

Item 1(a).  Name of Issuer:

Gevity HR, Inc. (formerly known as Staff Leasing, Inc.)

Item 1(b).  Address of Issuer's Principal Executive Offices:

600 301 Boulevard West

Bradenton, FL  34205

Item 2(a).  Name of Person Filing:

Paribas North America, Inc.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

787 Seventh Avenue

New York, NY  10019

Item 2(c).  Citizenship:

State of Delaware

Item 2(d).  Title of Class of Securities:

Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

374393106





Item 3. If This Statement is Filed Pursuant to Rule 13d-1 (b), or 13d-2 (b) or (c), Check Whether the Person Filing is a: Not applicable.

         (a)    |_|      Broker or dealer registered under Section 15 of
                         the Exchange Act.

         (b)    |_|    Bank as defined in Section 3 (a) (6) of the Exchange Act.

         (c)    |_|    Insurance company as defined in Section 3 (a) (19) of the
                       Exchange Act.

         (d)    |_|    Investment company registered under Section 8 of
                       the Investment Company Act.

         (e)    |_|    An investment adviser in accordance with Rule
                       13d-1 (b) (1) (ii) (E);

         (f)    |_|    An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1 (b) (1) (ii) (F);

         (g)    |_|    A parent holding company or control person in accordance
                       with Rule 13d-1 (b) (1) (ii) (G)

         (h)    |_|    A savings association as defined in Section 3 (b) of the
                       Federal Deposit Insurance Act;

         (i)    |_|    A church plan that is excluded from the definition of an
                       investment company under Section 3 (c) (14) of the Investment Company Act;

         (j)    |_|   Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

    If this statement is filed pursuant to Rule 13d-1 (c), check this box.   [X]

Item 4.  Ownership.

         (a) Amount beneficially held: 122,700(3)

         (b) Percent of class: 0.66%(4)

         (c) Number of shares as to which such person has: (i) Sole power to vote or to direct the vote:
                  122,700(3)

         (ii)     Shared power to vote or to direct the vote: 0

         (iii)    Sole power to dispose or to direct the disposition of:
                  122,700(3)

         (iv)     Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       13G
------------------------------                       ---------------------------

CUSIP No. 374393106                                  Page
------------------------------                       ---------------------------

---------- ---------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           BNP Paribas Principal Incorporated
           13-3529118
---------- ---------------------------------------------------------------------
  2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) [ ]
           (b) [X]

---------- ---------------------------------------------------------------------
3.         SEC USE ONLY


---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

            State of New York
--------------------------------------- --------- ------------------------------
                                        5.        SOLE VOTING POWER

                                                           801,801
              NUMBER OF
               SHARES
            BENEFICIALLY
              OWNED BY
                EACH
              REPORTING
               PERSON
                WITH
                                        --------- ------------------------------
                                        6.        SHARED VOTING POWER

                                                           0


                                        --------- ------------------------------
                                        7.        SOLE DISPOSITIVE POWER

                                                           801,801


                                        --------- ------------------------------
                                        8.        SHARED DISPOSITIVE POWER

                                                           0


--------------------------------------- --------- ------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    801,801

---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES2
                                                                             |_|


---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.32%(4)

---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

                    CO
---------- ---------------------------------------------------------------------



Item 1(a).  Name of Issuer:

Gevity HR, Inc. (formerly known as Staff Leasing, Inc.)

Item 1(b).  Address of Issuer's Principal Executive Offices:

600 301 Boulevard West

Bradenton, FL  34205

Item 2(a).  Name of Person Filing:

BNP Paribas Principal Incorporated

Item 2(b).  Address of Principal Business Office or, if None, Residence:

787 Seventh Avenue

New York, NY  10019

Item 2(c).  Citizenship:

State of New York

Item 2(d).  Title of Class of Securities:

Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

374393106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1 (b), or 13d-2 (b) or (c), Check Whether the Person Filing is a: Not applicable.

         (a)    |_|    Broker or dealer registered under Section 15 of
                       the Exchange Act.

         (b)    |_|    Bank as defined in Section 3 (a) (6) of the Exchange Act.

         (c)    |_|    Insurance company as defined in Section 3 (a) (19) of the
                       Exchange Act.

         (d)    |_|    Investment company registered under Section 8 of
                       the Investment Company Act.

         (e)    |_|    An investment adviser in accordance with Rule
                       13d-1 (b) (1) (ii) (E);

         (f)    |_|    An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1 (b) (1) (ii) (F);

         (g)    |_|    A parent holding company or control person in accordance
                       with Rule 13d-1 (b) (1) (ii) (G)

         (h)    |_|    A savings association as defined in Section 3 (b) of the
                       Federal Deposit Insurance Act;

         (i)    |_|    A church plan that is excluded from the definition of an
                       investment company under Section 3 (c) (14) of the Investment Company Act;

         (j)    |_|    Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

    If this statement is filed pursuant to Rule 13d-1 (c), check this box.   [X]

Item 4.  Ownership.

         (a) Amount beneficially held:

                  801,801

         (b) Percent of class:

                  4.32%(4)

         (c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote:

                  801,801



         (ii) Shared power to vote or to direct the vote:

                  0


         (iii) Sole power to dispose or to direct the disposition of:

                  801,801


         (iv) Shared power to dispose or to direct the disposition of:

                  0


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, each Reporting Person certifies that the information set forth in this statement is true, complete and correct.

                             Date: November 4, 2003

                              BNP PARIBAS SA

                              By:      /s/ M.S. Alexander
                                       ---------------------------
                                       Name:  M.S. Alexander
                                       Title:    Managing Director

                              PARIBAS NORTH AMERICA, INC.

                              By:      /s/ Thomas Clyne
                                       ---------------------------
                                       Name:  Thomas Clyne
                                       Title:    Finance Director

                              BNP PARIBAS PRINCIPAL INCORPORATED

                              By:      /s/ M.S. Alexander
                                       ---------------------------
                                       Name:  M.S. Alexander
                                       Title:    President




____________________________

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


     (2) BNP Paribas may be deemed to be the beneficial owner of the common stock of Gevity HR, Inc. reported herein through its ownership of Paribas North America, Inc. and BNP Paribas Principal Incorporated. Such indirect ownership of Gevity HR, Inc. is not included above so as to avoid double counting.


     (3) Paribas North America, Inc. may be deemed to be the beneficial owner of the common stock of Gevity HR, Inc. reported herein through its ownership of BNP Paribas Principal Incorporated. Such indirect ownership of Gevity HR, Inc. is not included above so as to avoid double counting.


     (4) All percentages reported herein are based on the aggregate of 18,542,255 common shares outstanding, as reported by the issuer in its June 30, 2003 10-Q (filed on August 14, 2003).